Exhibit 99.1

NEWS RELEASE

H. Patrick Dee Chief Executive Officer (505) 241-7102	Christopher C. Spencer Chief Financial Officer (505) 241-7154

FIRST STATE REPORTS FIRST QUARTER RESULTS

Albuquerque, NM—April 26, 2010

OVERVIEW:

•	Total deposits increased $140.3 million, improving liquidity.

•	Loans decreased $119.7 million.

•	Net interest margin decreased to 2.56% for the quarter.

•	Total non-performing loans increased $28.5 million.

•	Potential problem loans decline for third consecutive quarter.

•	First Community Bank remains “adequately capitalized.”

•	$95.6 million of allowance excluded from regulatory capital.

•	Exposure to construction, development and land loans down approximately 40% since 12/31/07.

First State Bancorporation (“First State”) (NASDAQ:FSNM) today announced a first quarter 2010 loss of $15.7 million, or $(0.75) per diluted share, compared to a loss of $24.4 million or $(1.19) per diluted share for the same period in 2009. The net loss for the three months ended March 31, 2010 resulted primarily from the level of provision for loan losses due to the level of non-performing assets and charge-offs and write-downs of other real estate owned.

“Although non-performing loans are up slightly in the first quarter, we are pleased to report that total classified loans remained stable for a third straight quarter and potential problem loans continue to decline,” stated H. Patrick Dee, President and Chief Executive Officer. “We continue to aggressively reduce our exposure to the construction, development, and land loans that have been the source of the majority of our problem loans. We are also encouraged by the increase in deposits in what has historically been a difficult quarter for deposit generation,” continued Dee.

In June 2009, we completed the sale of the Colorado branches, transferring approximately $387 million in loans, $512 million in deposits and securities sold under agreements to repurchase, and $20 million of premises and equipment and other assets. At March 31, 2009, these items were reclassified as available for sale.

INCOME STATEMENT HIGHLIGHTS:

	First Quarter Ended March 31,
(Unaudited - $ in thousands, except share and per share amounts)	2010	2009
Interest income	$27,016	$41,230
Interest expense	9,633	14,878

Net interest income	17,383	26,352
Provision for loan losses	(16,200)	(33,300)

Net interest income (expense) after provision for loan losses	1,183	(6,948)
Non-interest income	6,783	9,634
Non-interest expense	23,629	27,059

(Loss) before income taxes	(15,663)	(24,373)
Income tax expense (benefit)	—	—

Net (loss)	$(15,663)	$(24,373)

Basic (loss) per share	$(0.75)	$(1.19)
Diluted (loss) per share	$(0.75)	$(1.19)
Weighted average basic shares outstanding	20,767,850	20,468,411
Weighted average diluted shares outstanding	20,767,850	20,468,411

FINANCIAL RATIOS:

	First Quarter Ended March 31,
(unaudited)	2010	2009
Return on average assets	(2.25)%	(2.88)%
Return on average equity	(141.35)%	(63.69)%
Efficiency ratio	97.78%	75.19%
Operating expenses to average assets	3.39%	3.20%
Net interest margin	2.56%	3.27%
Average equity to average assets	1.59%	4.51%
Leverage ratio:
Consolidated	1.28%	4.88%
Bank Subsidiary	4.47%	6.48%
Total risk-based capital ratio
Consolidated	3.86%	8.90%
Bank Subsidiary	8.03%	9.02%

BALANCE SHEET HIGHLIGHTS:

(Unaudited - $ in thousands except per share amounts)	March 31, 2010	December 31, 2009	March 31, 2009	$ Change from December 31, 2009	$ Change from March 31, 2009
Total assets	$2,862,080	$2,744,395	$3,549,825	$117,685	$(687,745)
Total loans	1,897,944	2,017,690	2,704,048	(119,746)	(806,104)
Interest bearing deposits with other banks and federal funds sold	263,167	105,082	181,448	158,085	81,719
Investment securities	644,546	562,124	506,326	82,422	138,220
Deposits	2,174,605	2,034,328	2,727,169	140,277	(552,564)
Non-interest bearing deposits	364,540	350,704	497,226	13,836	(132,686)
Interest bearing deposits	1,810,065	1,683,624	2,229,943	126,441	(419,878)
Borrowings	594,669	595,365	597,400	(696)	(2,731)
Shareholders’ equity	32,612	47,031	135,301	(14,419)	(102,689)
Book value per share	$1.57	$2.27	$6.59	$(0.70)	$(5.02)
Tangible book value per share	$1.32	$2.01	$5.86	$(0.69)	$(4.54)

Net interest income was $17.4 million for the first quarter of 2010 compared to $26.4 million for the same quarter of 2009. Our net interest margin was 2.56% and 3.27% for the first quarter of 2010 and 2009, respectively.

Net Interest Margin

The decrease in the net interest margin is primarily due to the increase in non-performing assets, the repositioning of the investment portfolio, and the increased level of interest bearing cash which has occurred over the last twelve months.

The increase in non-performing loans has continued to put pressure on our net interest margin. The margin compression is a direct result of reversals of accrued interest on loans moving to non-accrual status during the period as well as the inability to accrue interest on the respective loan going forward, ultimately resulting in an earning asset with a zero yield. The level of non-accrual loans has increased to $286 million at the end of March 2010 from $164 million at the end of March 2009. Non-accrual loans currently make up 10.2% of interest earning assets compared to 4.8% a year ago.

The repositioning of the investment portfolio has also contributed to the margin compression as we have sold a significant portion of the investment portfolio with higher yields over the last twelve months in order to monetize gains in the investment portfolio. We have replaced the investments sold with GNMA investments which are 0% risk weighted for regulatory capital purposes, but are at lower yields as we continue to focus on shorter average life investments in anticipation of rates increasing over the next 12 to 24 months. In addition, during the third quarter of 2009 we classified two Colorado metropolitan municipal district bonds totaling $18.8 million as non-accrual investment securities due to the status of the developments and related uncertainty of the cash flows.

The increased level of interest bearing cash is the result of improving our cash liquidity position in the current banking environment; however, it negatively impacts our margin. In order to generate additional cash liquidity in the first quarter of 2009, we issued additional brokered deposits and borrowed additional funds from the Federal Home Loan Bank (“FHLB”), resulting in an increase in lower yielding cash on the balance sheet. This strategy increased our cash liquidity and at the same time resulted in further margin compression by increasing our earning asset base with lower yielding assets and contributing to an increase in interest expense. Management continues to believe it is prudent to operate with the higher levels of excess cash in the near term. In addition, during the first quarter of 2010 we began to focus our efforts on generating deposits outside of our normal market areas of New Mexico and Arizona through the use of two deposit listing services due to our inability to issue brokered deposits. We have focused on maturities of 12 to 24 months for these out of market certificates of deposit with $159 million generated during the quarter.

The rates paid on customer deposits also impact the margin and are influenced more by competition in our markets and tend to lag behind Federal Reserve Bank action in both timing and magnitude, particularly in this very low rate environment. Although we have lowered selected deposit rates since the beginning of 2009 and are restricted to the rates we can pay as an “adequately capitalized” institution, we continue to remain competitive in the markets we serve.

The extent of future changes in our net interest margin will depend on the amount and timing of any Federal Reserve rate changes, our overall liquidity position, our non-performing asset levels, our ability to manage the cost of interest-bearing liabilities, and our ability to stay competitive in the markets we serve.

Liquidity

Our liquidity position consists of excess cash liquidity and several other liquidity sources. The cash liquidity at March 31, 2010 of approximately $263 million is made up of excess investable cash on the balance sheet including interest-bearing deposits with other banks and federal funds sold. Our other liquidity sources include two borrowing lines for a total capacity of approximately $91 million, fully collateralized by investment securities and commercial loans, approximately $143 million of unpledged investments, and $8 million of redeemable bank owned life insurance policies. Our total liquidity position during the first quarter increased $291 million compared to the fourth quarter of 2009 and continues to evolve based on the operations of the Bank. The increase in total liquidity is attributable to $159 million in out of market certificates of deposit generated through deposit listing services, continued runoff in the loan portfolio including loan payoffs and loan amortization, traditional deposit growth of $25 million, receipt of $26 million of federal tax refunds, and an increase in public customers in the FDIC Transaction Account Guarantee (TAG) program which results in the release of pledged investment securities. The increases were offset by a decline in brokered deposits including CDARS reciprocal maturities of $43 million during the first quarter.

We continue to focus our attention on the overall liquidity position of First Community Bank (“the Bank”) due to the current economic environment and capital structure of the Bank with particular focus on the level of cash liquidity along with monitoring the other liquidity sources available to us including borrowing lines (fully secured by securities or loan collateral) and other assets that can be monetized including the cash surrender value of bank-owned life insurance. The Bank’s most liquid assets are cash and cash equivalents and marketable investment securities that are not pledged as collateral. The levels of these assets are dependent on operating, financing, lending, and investing activities during any given period. We continue to accumulate and maintain excess cash liquidity from loan reductions and increases in deposits to compensate for the limited liquidity options currently available.

The Bank currently has $126 million in brokered deposits including CDARS reciprocal which will mature in 2010 of which $66 million mature in the next 90 days. The Bank has maintained significant levels in overnight investments, which combined with normal expected repayments of loans outstanding, should provide adequate cash liquidity required to redeem these brokered deposits at maturity.

We also paid off $105 million in FHLB borrowings during April of 2010 due to the level of excess cash accumulated to date, which decreased our exposure to the FHLB by approximately 20%. As of March 31, 2010, these FHLB borrowings were collateralized by investment securities, approximately 80% of which were released back to the Bank as the borrowings were paid off.

In addition, the Bank is a participating institution in the TAG program for which the FDIC recently approved an Interim Rule extending the expiration of the program from June 30, 2010 to December 31, 2010. The TAG program provides our deposit customers in non-interest bearing and interest-bearing NOW accounts paying fifty basis points or less (twenty-five basis points or less beginning July 1st) full FDIC insurance for an unlimited amount.

“The increase in deposits during the quarter in addition to the steady repayment of loans and the receipt of our federal tax refunds has significantly improved our liquidity position during the quarter,” stated Christopher C. Spencer, Chief Financial Officer.

Management currently anticipates that our cash and cash equivalents, expected cash flows from operations, and borrowing capacity will be sufficient to meet our anticipated cash requirements for working capital, loan originations, capital expenditures, and other obligations for at least the next twelve months.

Capital Adequacy and Regulatory Matters

Consistent with December 31, 2009, the Bank remains “adequately capitalized” while the Company remains “undercapitalized.” The Bank is subject to the prompt supervisory and regulatory actions pursuant to the FDIC Improvement Act of 1991, prohibiting us from accepting, renewing, or rolling over brokered deposits except with a waiver from the FDIC and imposing restrictions on the interest rates that can be paid on deposits. The Bank is not currently seeking a waiver from the FDIC.

In the event that our deposit generation is negatively impacted by the continued classification of the Bank as “adequately capitalized” or if the Bank drops to “undercapitalized,” management believes that sufficient cash and liquid assets are on hand to maintain operations and meet all obligations as they come due. The substantial erosion of the Bank’s capital position and the continued deterioration of the loan portfolio makes it unlikely that the Bank will be able to maintain its “adequately capitalized” status under regulatory guidelines without raising additional capital, a strategic merger, selling a significant amount of assets, obtaining government assistance, or some combination thereof. If the Bank were to fall below adequately capitalized, the Bank could be subject to Prompt Corrective Action (PCA) measures of the FDIC which would further restrict the interest rates we pay on deposits making it difficult to remain competitive.

Although we do not believe we currently have the ability to raise new capital through a public offering at an acceptable price, we continue to work with our investment bankers to evaluate alternative capital strengthening strategies, and are currently working on other initiatives to strengthen our capital position including the possibility of entering into a business combination with a strategic partner or a transaction with a private equity group. However, there can be no assurance that the review of strategic alternatives will result in the pursuit of any particular strategy or that any such transaction or strategy will be completed. In accordance with our regulatory agreement, capital plans for First State and the Bank were submitted timely, but have not been accepted by the regulators due to uncertainty of our ability to execute the plans. We continue to work toward full compliance with the requirements of the capital plans. However, there can be no assurance that we will be able to comply fully with the provisions of the regulatory agreement, or that efforts to comply with the regulatory agreement will not have adverse effects on the Company’s ability to continue as a going concern.

ALLOWANCE FOR LOAN LOSSES:

(Unaudited - $ in thousands)	Quarter ended March 31, 2010	Year ended December 31, 2009	Quarter ended March 31, 2009
Balance beginning of period	$129,222	$79,707	$79,707
Provision for loan losses	16,200	162,600	33,300
Net charge-offs	(25,211)	(105,338)	(13,261)
Allowance related to loans available for sale	—	(7,747)	(8,469)

Balance end of period	$120,211	$129,222	$91,277

Allowance for loan losses to total loans held for investment	6.36%	6.45%	4.01%
Allowance for loan losses to non-performing loans	42.00%	50.15%	55.80%

NON-PERFORMING ASSETS:

(Unaudited - $ in thousands)	March 31, 2010	December 31, 2009	March 31, 2009
Accruing loans – 90 days past due	$247	$—	$2
Non-accrual loans	285,984	257,689	163,585

Total non-performing loans	$286,231	$257,689	$163,587
Other real estate owned	52,471	46,503	17,754
Non-accrual investment securities	18,775	18,775	—

Total non-performing assets	$357,477	$322,967	$181,341

Potential problem loans	$168,929	$173,003	$246,200
Total non-performing assets to total assets	12.49%	11.77%	5.11%

The allowance is based on management’s current evaluation and provides for probable inherent losses in the portfolio, trends in delinquencies, charge-off experience, and local and national economic conditions. First State’s provision for loan losses was $16.2 million for the first quarter of 2010 compared to $33.3 million for the same quarter of 2009. The allowance for loan losses was 6.36% and 4.01% of total loans held for investment at March 31, 2010 and March 31, 2009, respectively. Non-performing loans increased by $28.5 million in the first quarter of 2010 which compares to increases of $45.3 million, $47.7 million, $17.3 million, and $29.1 million in the first, second, third and fourth quarters of 2009, respectively. Potential problem loans declined for the third quarter in a row decreasing by $4.1 million from December 31, 2009 and $77.3 million from March 31, 2009. Potential problem assets are defined as loans presently accruing interest, and not contractually past due 90 days or more and not restructured, but about which management has doubt as to the future ability of the borrower to comply with present repayment terms, which may result in the reporting of the loans as non-performing assets in the future. Net charge-offs totaled $25.2 million for the first quarter of 2010, as we continued to charge off all specific reserves that have been determined to be collateral dependent. During the recent economic downturn, the majority of our loan losses are attributable to construction, residential development, and vacant land loans. For the quarter ended March 31, 2010, $17.4 million of the $25.2 million in net charge-offs, or 69.0%, were related to construction, residential development, and vacant land loans. For the years ended December 31, 2009 and 2008, construction, residential development, and vacant land loans accounted for 76.8% and 58.1% of net charge-offs, respectively. For the period from January 1, 2008 through March 31, 2010, construction, residential development, and vacant land loan balances have declined by approximately $380 million, including charge-offs of $112.0 million, from $931.0 million at the end of 2007 to $551.3 million at March 31, 2010, a decrease of approximately 40%.

Other real estate owned increased approximately $6.0 million compared to December 31, 2009, and $34.7 million compared to March 31, 2009. We continue to be successful in disposing of real estate after gaining control of the properties. During the quarter ended March 31, 2010, we took title to properties totaling $24.0 million and disposed of properties with a carrying value of $15.8 million. Other real estate owned at March 31, 2010 includes $49.0 million in foreclosed or repossessed assets, and $3.5 million in facilities and vacant land listed for sale.

Non-accrual investment securities include 30 year municipal utility district bonds related to two residential housing developments in the Denver, Colorado metropolitan area which are not current on debt service. The terms of the agreements allow the districts to defer interest in the case where available funds from development of the district are not sufficient to cover the debt service. Due to the status of the developments and related uncertainty of the timing of the cash flows, we have classified these investments as non-accrual.

“Our aggressive approach of dealing with other real estate owned is enabling us to move properties fairly quickly and minimize the overall increase in the portfolio despite an increase in the number of properties that migrated in during the quarter,” commented Mr. Dee.

NON-INTEREST INCOME:

	First Quarter Ended March 31,
(Unaudited - $ in thousands)	2010	2009	$ Change	% Change
Service charges	$2,766	$3,763	$(997)	(27)%
Credit and debit card transaction fees	818	952	(134)	(14)
Gain on investment securities	2,219	2,754	(535)	(19)
Gain on sale of loans	573	1,365	(792)	(58)
Other	407	800	(393)	(49)

	$6,783	$9,634	$(2,851)	(30)%

The decrease in service charges on deposit accounts is primarily due to the completion of the sale of the Colorado branches on June 26, 2009.

During the first quarters of 2010 and 2009, certain securities were sold at a gain as part of our continued efforts to bolster capital.

The decrease in gain on sale of loans is primarily due to decreased volumes of sales of residential mortgage loans. During the first quarter of 2010, we sold approximately $31 million in loans compared to approximately $103 million during the same period in 2009. The decline in volume is primarily due to the closure of the Colorado mortgage operations in conjunction with the Colorado branch sale and, to a lesser extent, to the continued sluggish housing market.

The decrease in other non-interest income is primarily due to a decrease in bank owned life insurance income of approximately $342,000. In September 2009, we surrendered bank owned life insurance policies with a current value of approximately $36 million for liquidity and risk-based capital purposes.

NON-INTEREST EXPENSE:

	First Quarter Ended March 31,
(Unaudited - $ in thousands)	2010	2009	$ Change	% Change
Salaries and employee benefits	$7,405	$11,522	$(4,117)	(36)%
Occupancy	2,827	3,818	(991)	(26)
Data processing	1,220	1,477	(257)	(17)
Equipment	1,210	1,915	(705)	(37)
Legal, accounting, and consulting	907	1,354	(447)	(33)
Marketing	229	659	(430)	(65)
Telephone	339	371	(32)	(9)
Other real estate owned	4,487	960	3,527	367
FDIC insurance premiums	1,860	1,486	374	25
Amortization of intangibles	261	602	(341)	(57)
Other	2,884	2,895	(11)	—

	$23,629	$27,059	$(3,430)	(13)%

The decrease in salaries and benefits is primarily due to a decrease in headcount. At March 31, 2010, full time equivalent employees totaled 506, compared to 775 at March 31, 2009. The sale of the Colorado branches and the related closure of the Colorado mortgage division accounted for a headcount reduction of 193. The decrease is also due to lower mortgage commissions as a result of reduced volume in mortgage loans originated for sale.

The decrease in occupancy is primarily due to a decrease in building depreciation expense, leasehold amortization, and rent and related expenses due to the sale of the Colorado branches and the Colorado mortgage division closure.

The decrease in equipment is primarily due to the decrease in depreciation expense on equipment and a decrease in equipment rental and associated costs due to the sale of the Colorado branches and the Colorado mortgage division closure.

The decrease in legal, accounting, and consulting expense is primarily due to expenses incurred in the first quarter of 2009 related to the sale of the Colorado branches that did not recur in 2010.

The decrease in marketing expenses is primarily due to a decrease in direct advertising and Bank sponsorships and contributions resulting from our expense reduction initiative.

The increase in other real estate owned expense is primarily due to an increase in write-downs of properties to reflect their fair values, an increase in losses on sales of properties, and an increase in taxes and insurance incurred on the larger portfolio of properties.

The increase in FDIC insurance premiums is due to higher FDIC assessment rates as well as changes in our deposit mix. In February 2009, the FDIC adopted an additional final rule which included an additional uniform two basis point increase as well as other adjustments that took effect on April 1, 2009. The premiums have also been impacted by an additional assessment on balances in the TAG program which have grown to approximately $330 million at March 31, 2010.

The decrease in amortization of intangibles is due to the sale of the Colorado branches on June 26, 2009.

There was no income tax expense for the three months ended March 31, 2010 and March 31, 2009 as the net operating loss and other net deferred tax assets are fully offset by a deferred tax valuation allowance.

In conjunction with its first quarter earnings release, First State will host a conference call to discuss these results, which will be simulcast over the Internet on Monday, April 26, 2010 at 5:00 p.m. Eastern Time. To listen to the call and view the slide presentation, visit www.fcbnm.com, Investor Relations. The conference call will be available for replay beginning April 26, 2010 through May 6, 2010 at www.fcbnm.com, Investor Relations.

First State Bancorporation is a New Mexico based commercial bank holding company (NASDAQ:FSNM). First State provides services, through its subsidiary First Community Bank, to customers from a total of 40 branches located in New Mexico and Arizona. On Friday, April 23, 2010, First State’s stock closed at $1.29 per share.

The following table provides selected information for average balances and average yields for the quarters ended March 31, 2010 and March 31, 2009:

AVERAGE BALANCES:

	First Quarter Ended March 31, 2010		First Quarter Ended March 31, 2009
(Unaudited - $ in thousands)	Average Balance	Average Yield	Average Balance	Average Yield
Loans	$1,966,912	4.69%	$2,738,421	5.32%
Investment securities	606,653	2.77%	477,809	4.48%
Interest-bearing deposits with other banks and federal funds sold	184,448	0.26%	50,397	0.31%
Total interest-earning assets	2,758,013	3.97%	3,266,627	5.12%
Total interest-bearing deposits	1,754,452	1.58%	2,127,701	2.28%
Total interest-bearing liabilities	2,389,542	1.63%	2,787,462	2.16%

Non interest-bearing demand accounts	364,131		461,007
Equity	44,941		154,707
Total assets	$2,823,650		$3,426,646

The following tables provide information regarding loans and deposits for the quarter ended March 31, 2010 and 2009, and the year ended December 31, 2009:

LOANS:

(Unaudited - $ in thousands)	March 31, 2010		December 31, 2009		March 31, 2009
Commercial	$247,194	13.0%	$259,353	12.8%	$342,963	12.7%
Real estate – commercial	889,777	46.9%	883,598	43.8%	1,146,975	42.5%
Real estate – one- to four-family	175,716	9.3%	187,085	9.3%	270,114	10.0%
Real estate – construction	551,251	29.0%	645,280	32.0%	882,733	32.6%
Consumer and other	25,012	1.3%	28,202	1.4%	38,732	1.4%
Mortgage loans available for sale	8,994	0.5%	14,172	0.7%	22,531	0.8%

Total	$1,897,944	100.0%	$2,017,690	100.0%	$2,704,048	100.0%

DEPOSITS:

(Unaudited - $ in thousands)	March 31, 2010		December 31, 2009		March 31, 2009
Non-interest bearing	$364,540	16.8%	$350,704	17.2%	$497,226	18.2%
Interest-bearing demand	357,784	16.5%	353,705	17.4%	302,056	11.1%
Money market savings accounts	366,073	16.8%	381,566	18.8%	562,060	20.6%
Regular savings	90,534	4.2%	88,044	4.3%	103,952	3.8%
Certificates of deposit less than $100,000	236,474	10.9%	232,852	11.5%	328,136	12.0%
Certificates of deposit greater than $100,000	600,756	27.5%	425,739	20.9%	485,527	17.9%
CDARS Reciprocal deposits	23,401	1.1%	56,741	2.8%	210,920	7.7%
Brokered deposits	135,043	6.2%	144,977	7.1%	237,292	8.7%

Total	$2,174,605	100.0%	$2,034,328	100.0%	$2,727,169	100.0%

Certain statements in this news release are forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). These statements are based on management’s current expectations or predictions of future results or events. We make these forward-looking statements in reliance on the safe harbor provisions provided under the Private Securities Litigation Reform Act of 1995.

All statements, other than statements of historical fact, included in this news release which relate to performance, development or activities that we expect or anticipate will or may happen in the future, are forward looking statements. The discussions regarding our growth strategy, expansion of operations in our markets, acquisitions, dispositions, competition, loan and deposit growth or decline, timing of new branch openings, capital expectations, and response to consolidation in the banking industry include forward-looking statements. Other forward-looking statements may be identified by the use of forward-looking words such as “believe,” “expect,” “may,” “might,” “will,” “should,” “seek,” “could,” “approximately,” “intend,” “plan,” “estimate,” or “anticipate” or the negative of those words or other similar expressions.

Forward-looking statements involve inherent risks and uncertainties and are based on numerous assumptions. They are not guarantees of future performance. A number of important factors could cause actual results to differ materially from those in the forward-looking statement. Some factors include changes in interest rates, local business conditions, government regulations, lack of available credit, lack of confidence in the financial markets, loss of key personnel or inability to hire suitable personnel, asset quality and loan loss trends, faster or slower than anticipated growth, economic conditions, our competitors’ responses to our marketing strategy or new competitive conditions, and competition in the geographic and business areas in which we conduct our operations. Forward-looking statements contained herein are made only as of the date made, and we do not undertake any obligation to update them to reflect events or circumstances after the date of this report to reflect the occurrence of unanticipated events.

Because forward-looking statements involve risks and uncertainties, we caution that there are important factors, in addition to those listed above, that may cause actual results to differ materially from those contained in the forward-looking statements. These factors are included in our Form 10-K for the period ended December 31, 2009 as filed with the Securities and Exchange Commission.

First State’s news releases and filings with the Securities and Exchange Commission are available through the Investor Relations section of First State’s website at www.fcbnm.com.